Exhibit 23.2

Consent of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement of Rekor Systems, Inc. and Subsidiaries on Form S-3 of our report dated September 14, 2021, relating to the financial statements of Waycare Technologies Ltd. as of December 31, 2020 and for the year ended December 31, 2020, appearing in the Current Report on Form 8-K/A of Rekor Systems, Inc. filed with the Securities and Exchange Commission on September 14, 2021. We also consent to the reference to our firm under the heading “Experts” in the prospectus that is a part of this Registration Statement.

/s/ KOST FORER GABBAY & KASIERER

A Member of Ernst & Young Global

Tel-Aviv, Israel

October 29, 2021